The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-149629
Subject to Completion, dated March 11, 2008

Preliminary Prospectus Supplement
(to prospectus dated March 11, 2008)

$               % Notes due 2018

Interest payable March    and September
Issue price:      %

$               % Notes due 2038

Interest payable March    and September
Issue price:      %

We will pay interest on the notes on March    and September    of each year, beginning on September   , 2008. The     % notes due 2018 will mature on March   , 2018, and the     % notes due 2038 will mature on March   , 2038. Interest on the notes will accrue from March   , 2008. We may redeem the notes in whole or in part at any time at the redemption prices described in this prospectus supplement. Upon a change of control triggering event each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes plus accrued interest.

The notes will be our senior unsecured debt obligations and will rank on parity with all of our other senior unsecured indebtedness. The notes of each series will not be convertible or exchangeable.

Investing in our notes involves risks that are described under “Supplemental Risk Factors” beginning on page S-3 of this prospectus supplement and under “Risk Factors” on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering	Underwriting	Proceeds, before
	price(1)	discount	expenses, to us

Per % Note due 2018

Per % Note due 2038

Total

(1)	Plus accrued interest, if any, from March , 2008.

We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchase through the book-entry system of The Depository Trust Company, on or about March   , 2008.

Joint Book-Running Managers (Notes due 2018)

JPMorgan	Banc of America Securities LLC	Deutsche Bank Securities

Senior Co-Managers

Goldman, Sachs & Co.	RBS Greenwich Capital

Joint Book-Running Managers (Notes due 2038)

JPMorgan	Goldman, Sachs & Co.	RBS Greenwich Capital

Senior Co-Managers

Banc of America Securities LLC	Deutsche Bank Securities

March   , 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information with respect to this offering. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and other matters relating to us and our business, properties, financial condition, results of operations and prospects. The second part is the accompanying prospectus, which gives more general information about debt securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus.

Except as the context otherwise requires, or as otherwise specified in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the Company,” and “Dover” refer to Dover Corporation and its subsidiaries. References to “U.S. dollars,” “U.S.$” or “$” are to the currency of the United States of America.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision with respect to the notes.

Forward-looking statements

Statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus may constitute “forward-looking statements” within the meaning of the Securities Act, the Exchange Act and the Private Securities Litigation Reform Act of 1995. Statements in this prospectus supplement or the accompanying prospectus that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion” and similar words or phrases. These statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. We cannot assure you that any forward-looking statement will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions, including the factors discussed under “Risk factors” in our filings with the SEC

ii

incorporated by reference. Other important factors to consider in evaluating forward-looking statements include:

•	increasing price and product/service competition by international and domestic competitors, including new entrants;

•	the impact of technological developments and changes on Dover companies, particularly companies in the Electronic Technologies segment;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	changes in the cost or availability of energy or raw materials;

•	changes in customer demand for Dover products and services;

•	the extent to which Dover companies are successful in expanding into new geographic markets, particularly outside North America;

•	the relative mix of products and services, which impacts margins and operating efficiencies;

•	short-term capacity restraints;

•	the achievement of lower costs and expenses;

•	domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, revenue and experimentation credits and other similar programs);

•	unforeseen developments in contingencies such as litigation;

•	protection and validity of patent and other intellectual property rights;

•	the success of the Company’s acquisition program;

•	the cyclical nature of the financial performance of some Dover companies;

•	the impact of natural disasters, such as hurricanes, and their effect on global energy markets;

•	domestic housing industry weakness and related credit market challenges; and

•	geopolitical developments, including possible future terrorist threats and their effect on the worldwide economy.

In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations. It is not possible to predict or identify all risk factors and uncertainties.

If known or unknown risks or uncertainties materialize, or if underlying assumptions prove inaccurate, actual results could vary materially from anticipated, estimated, or projected results. Any forward-looking statements are made as of the date of the document in which they appear. We do not undertake to update any forward-looking statement that we may make from time to time, except as required by law.

iii

Summary

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Dover Corporation

Overview

Dover owns and operates a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets.

Dover reports its results in four reportable business segments: Industrial Products; Engineered Systems; Fluid Management; and Electronic Technologies. Dover discusses its operations at the platform level within the Industrial Products, Engineered Systems, and Fluid Management segments, each of which contains two platforms. Electronic Technologies’ results are discussed at the segment level. Dover companies within its business segments and platforms design, manufacture, assemble and/or service the following:

•	Material handling equipment such as industrial and recreational winches, utility, construction and demolition machinery attachments, hydraulic parts, industrial automation tools, four-wheel-drive and all-wheel drive powertrain systems and other accessories for off-road vehicles.

•	Mobile equipment related products including refuse truck bodies, tank trailers, compactors, balers, vehicle service lifts, car wash systems, internal engine components, fluid control assemblies and various aerospace components.

•	Engineered products such as, refrigeration systems, refrigeration display cases, walk-in coolers, foodservice equipment, commercial kitchen air and ventilation systems, heat transfer equipment, food and beverage packaging machines and ATM machines.

•	Product identification related products such as industrial marking and coding systems used to code information (e.g., dates and serial numbers) on consumer products, printing products for cartons used in warehouse logistics operations, bar code printers and portable printers.

•	Energy market production and distribution products such as sucker rods, drill bit inserts for oil and gas exploration, gas well production control devices, control valves, piston and seal rings, control instrumentation, remote data collection and transfer devices, and components for compressors, turbo machinery, motors and generators.

•	Fluid solution products including nozzles, swivels and breakaways used to deliver various types of fuel, suction system equipment, unattended fuel management systems, integrated tank monitoring, pumps used in fluid transfer applications, quick disconnect couplings used in a wide variety of biomedical and commercial applications, and chemical proportioning and dispensing systems.

•	Electronic technology equipment and devices/components such as advanced micro-component products for the hearing aid and consumer electronics industries, high frequency capacitors, microwave electro-magnetic switches, radio frequency and microwave filters, electromagnetic products, frequency control/select components and sophisticated automated assembly and testing equipment.

The Offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. The term “notes” refers, collectively, to the notes due 2018 and the notes due 2038, unless otherwise specified or the context otherwise requires.

Issuer	Dover Corporation

Notes offered	$ aggregate principal amount of % notes due 2018 $ aggregate principal amount of % notes due 2038

Maturity	March , 2018 for notes due 2018; and March , 2038 for notes due 2038

Interest payment dates	March and September , beginning on September , 2008

Ranking	The notes will be unsecured and rank on parity with all of our other unsecured and unsubordinated indebtedness.

Optional redemption	We may redeem notes in whole or in part at any time at the redemption prices as described in this prospectus supplement.

Change of control	Upon a change of control triggering event, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest.

Further issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Book-entry	The notes will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances.

Trustee	The Bank of New York

Use of proceeds	We estimate that the net proceeds from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, will be approximately $ million. We intend to use these proceeds to repay commercial paper and for general corporate purposes.

Risk factors	See “Supplemental Risk Factors” included in this prospectus supplement and “Risk Factors” in the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in the notes.

Supplemental risk factors

Before investing in the notes, you should carefully consider the supplemental risks described below in addition to the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference in the accompanying prospectus, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries.

We conduct substantially all of our operations through our subsidiaries. However, the notes will be obligations exclusively of Dover Corporation and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to trade creditors), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

There are no financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including senior debt, under the indenture, although the indenture does contain a limitation on the amount of secured debt we may incur. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture, other than a limitation on the amount of secured debt we may incur. However, there are financial covenants in the agreement governing our outstanding credit facility and there may be financial covenants in agreements governing our future indebtedness. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” included in the accompanying prospectus.

We have outstanding indebtedness, and our indebtedness may increase if we issue additional debt securities and do not retire existing debt.

We have outstanding debt and other financial obligations and significant unused borrowing capacity. Our debt level and related debt service obligations could have important consequences. For example, our existing and future debt and other financial obligations could:

•	require us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds we have available for other purposes;

•	reduce our flexibility in planning for or reacting to changes in our business and market conditions; and

•	expose us to interest rate risk since a portion of our debt obligations are at variable rates.

If we incur new debt, the risks described above could increase.

We may not be able to repurchase all of the notes upon a change of control triggering event.

As described under “Description of Notes—Change of Control,” we will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

An active trading market for the notes may not develop.

The notes constitute new issues of securities, for which there is no existing market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot assure you whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell the notes at any price or at their fair market value.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the notes.

The market price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market prices of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. Negative changes in our ratings could have an adverse effect on the market prices of the notes.

Use of proceeds

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $      million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We anticipate that we will use the net proceeds from this offering to repay outstanding commercial paper and for other general corporate purposes, which may include refinancing of debt, acquisitions, working capital, share repurchases and capital expenditures. As of March 7, 2008, we had $651.8 million of commercial paper outstanding with a weighted average interest rate of 2.975%. Pending any specific use of the proceeds, we may initially invest funds in cash equivalents and short-term marketable securities.

Capitalization

The following table sets forth our capitalization as of December 31, 2007 on (1) an actual basis and (2) an as adjusted basis to give effect to the sale of the securities in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future.

	December 31, 2007
(in thousands, except as indicated)	Actual	As adjusted

Short-term debt
Commercial paper	$605,474	$
Current portion of long-term debt	33,175		33,175

Total short-term debt	$638,649	$
Long-term debt
6.25% notes due June 1, 2008	$149,993		$149,993
Amortizing private placement due March 30, 2011	133,563		133,563
6.50% notes due February 15, 2011	399,768		399,768
6.65% debentures due June 1, 2028	199,272		199,272
4.875% notes due October 15, 2015	298,456		298,456
5.375% debentures due October 15, 2035	295,571		295,571
Other long-term debt including capital leases	8,555		8,555
% notes due 2018	–
% notes due 2038	–

Total long-term debt	$1,485,178	$
Less current portion of long-term debt	(33,175)		(33,175)
Long-term debt excluding current portion	$1,452,003	$
Stockholders’ equity
Capital stock, $1 par value, authorized 500,000,000 shares; issued 244,547,336 shares	$244,548		$244,548
Additional paid-in capital	353,031		353,031
Comprehensive income	217,648		217,648
Retained earnings	4,870,460		4,870,460
Common shares in treasury, at cost; 50,508,428 shares	(1,739,514)		(1,739,514)

Total stockholders’ equity	$3,946,173		$3,946,173

Total capitalization	$6,036,825	$

Description of notes

The following description of the terms of the notes offered hereby (each a series of debt securities) supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes,” section, the terms “we,” “our,” “us,” “the Company” and “Dover” refer solely to Dover Corporation (and not its subsidiaries). The term “notes” refers, collectively, to the notes due 2018 and the notes due 2038, unless otherwise specified or the context otherwise requires.

General

The notes due 2018 and the notes due 2038 will be issued under our indenture dated February 8, 2001 between us and The Bank of New York, a New York banking corporation (the successor trustee to both Bank One Trust Company, N.A. and JPMorgan Chase Bank, N.A.), as supplemented by the first supplemental indenture dated October 13, 2005 and second supplemental indenture to be entered into between us and The Bank of New York, as trustee (together, the “indenture”).

The notes due 2018 and the notes due 2038 will constitute separate series of notes under the indenture. Accordingly, an event of default with respect to the notes due 2018 will not necessarily constitute an event of default with respect to the notes due 2038, and vice versa. Similarly, a change of control triggering an event with respect to the notes due 2018 will not necessarily constitute a change of control triggering event with respect to the notes due 2038, and vice versa.

The notes due 2018 will initially be limited to $      aggregate principal amount and will mature on March   , 2018. The notes due 2038 will initially be limited to $      aggregate principal amount and will mature on March   , 2038.

The notes due 2018 and notes due 2038 notes will bear interest at the rate of     % per year and     % per year, respectively, accruing from March   , 2008 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semi-annually in arrears on March    and September    of each year, beginning on September   , 2008, to persons in whose names the notes are registered at the close of business on the preceding           or          , as the case may be. We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000.

The notes due 2018 and the notes due 2038 will be our senior unsecured debt obligations and will rank on parity with all of our other senior unsecured indebtedness.

The notes will not have the benefit of any sinking fund. The notes of each series will not be convertible or exchangeable.

The provisions of the indenture relating to defeasance and covenant defeasance as described in the accompanying prospectus will apply to the notes.

Optional redemption

The notes of each series will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semiannual basis (assuming

a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus           basis points (in the case of the notes due 2018) and           basis points (in the case of the notes due 2038), plus in each case accrued interest thereon to, but excluding, the date of redemption. Notwithstanding the foregoing, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsch Bank Securities Inc., Goldman, Sachs & Co. and Greenwich Capital Markets, Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time), on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate.

Change of control

If a change of control triggering event occurs with respect to the notes of a series, unless we have exercised our option to redeem the notes of that series as described above, we will be required to make an offer (the “change of control offer”) to each holder of the then outstanding notes of that series, as applicable to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of that series on the terms set forth in the notes, as applicable. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes of that series, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”).

The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our Company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our Company or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means, with respect to the notes due 2018 or the notes due 2038, the occurrence of both a change of control and a rating event with respect to the notes of that series.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes of a series or fails to make a rating of the notes of that series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means, with respect to the notes due 2018 or the notes due 2038, the rating on the notes of that series is lowered by each of the rating agencies and the notes of that series are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes of that series is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

Defeasance; satisfaction and discharge

The notes will be subject to defeasance and discharge and to defeasance of certain covenants as set forth in the indenture. See “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus.

Further issues

We may from time to time, without the consent of existing note holders, as applicable, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes, as the case may be.

Book-entry system

The notes initially will be issued in book-entry form and represented by global securities. The Depository Trust Company (“DTC”), New York, New York, will act as securities depositary for the notes. Each global security will be deposited with, or on behalf of DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC, or in another name as may be required by an authorized representatives of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below or in the accompanying prospectus, a global security may only be transferred as a whole by the depositary to its nominee or by a nominee to the depositary or any successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, banks, trust companies and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory

Authority. Access to DTC’s system is also available to others such as securities brokers and dealer, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, sometimes referred to as indirect participants. The rules applicable to the DTC and its direct and indirect participants are on file with the SEC.

Purchases of the global securities under DTC’s system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of the actual purchaser of the global securities, called the beneficial owners, is in turn recorded on the direct and indirect participants’ records. While beneficial owners will not receive written confirmation from DTC of their purchase, they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests, except in the event that use of the book-entry system for the global security is discontinued.

The laws of some states may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the notes.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual owners of beneficial interests in a note; DTC’s records reflect only the identity of the direct participants to whose accounts the note is credited, which may or not be the beneficial owners. The direct and indirect participants will remain responsible for keeping records of the holdings of owners of beneficial interests on behalf of their customers. As long as DTC, or its nominee, is the registered owner of a global security, we will consider the depositary or the nominee, as the case may be, to be the sole owner and holder of the global security and the underlying note for all purposes under the indenture.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of a note under the indenture. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them subject to any legal requirements in effect from time to time.

In any case where a vote may be required with respect to the notes, neither DTC nor its nominee will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of the nominee to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

We will make all payments of principal of and any premium and interest on the notes to Cede & Co., or such other nominee as may be requested by authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case for securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, the trustee or of us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC or its nominee, as the case may be, is our responsibility, disbursement of payment to direct participants is the responsibility of the depositary, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants. We, the trustee and any of our agents will not have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interest in a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time by giving reasonable notice to use or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained security certificates are required to be printed and delivered. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

We may decide to discontinue use of the system of book-entry transfers through the depositary or a successor depositary. In that event, security certificates will be printed and delivered to DTC.

We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Concerning the trustee

The Bank of New York, a New York banking corporation, is the trustee under the indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

Governing law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Certain United States federal income tax considerations

The following is a summary of the material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and decisions thereunder now in effect (or, in the case of certain United States Treasury Regulations, now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold the notes as “capital assets” (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, persons that received notes as compensation for the performance of services, individual retirement accounts and other tax deferred accounts, persons subject to the alternative minimum tax, or “United States holders” (as defined below) that have a “functional currency” other than the U.S. dollar. This summary discusses the tax considerations applicable only to the initial purchasers of the notes who purchase the notes at their “issue price” as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. Furthermore, this summary assumes that the notes will not be issued with any original issue discount or premium. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

If the notes are held by a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

We encourage investors considering the purchase of notes to consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

United States holders

As used in this tax discussion, a “United States holder” means the beneficial owner of a note that for United States federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, or a partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payment of interest

The notes are not issued with original issue discount, and thus interest on a note generally will be includable in the income of a United States holder as ordinary income at the time the interest is received or accrued, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Sale, exchange or redemption of the notes

Upon the sale, exchange or redemption of a note, a United States holder generally will recognize capital gain or loss equal to the difference between:

•	the amount of cash proceeds and the fair market value of any property received on the sale, exchange, or redemption (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary interest income to the extent not previously included in income); and

•	the holder’s adjusted tax basis in the note.

A United States holder’s adjusted tax basis in a note generally will equal the cost of the note to the holder. The tax rate applicable to this capital gain will depend, among other things, upon the United States holder’s holding period for the notes that are sold, exchanged or redeemed. Generally, capital gain of non-corporate United States holders in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to substantial limitations.

Information reporting and backup withholding tax

In general, information reporting requirements will apply to certain non-corporate United States holders with respect to payments of principal and interest on a note and to the proceeds of the sale of a note, and a backup withholding tax (currently 28%) may apply to these payments if:

•	the United States holder fails to furnish or certify his correct taxpayer identification number to the payor in the manner required;

•	the payor is notified by the IRS that the United States holder has failed to report payments of interest or dividends properly or that the taxpayer identification number furnished to the payor is incorrect; or

•	under certain circumstances, the United States holder fails to certify that he is not subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. Any amounts withheld from a payment to a United States holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the United States holder to a refund, provided that the required information is furnished to the IRS.

Non-United States holders

The following is a summary of the material United States federal income and estate tax consequences that will apply to a non-United States holder of the notes. As used in this tax discussion, a non-United States holder means any beneficial owner of a note that is not a United States holder. The rules governing the United States federal income and estate taxation of a non-United States holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to certain non-United States holders such as United States expatriates, “controlled foreign corporations” and “passive foreign investment companies,” and such individuals or entities are urged to consult their tax advisors to determine the tax consequences that may be relevant to them. WE ENCOURAGE NON-UNITED STATES HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

Payment of interest

Generally, payment of interest on a note to a non-United States holder will qualify for the “portfolio interest exemption” and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest is not effectively connected with a United States trade or business of the non-United States Holder and provided that the non-United States holder:

•	does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not, for United States federal income tax purposes, a controlled foreign corporation related to us actually or constructively through stock ownership;

•	is not a bank receiving this interest pursuant to a loan entered into in the ordinary course of its trade or business; and

•	either

▶	provides IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States holder status in compliance with applicable law and regulations; or

▶	holds its notes through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that the holder and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals. Prospective investors are urged to consult their tax advisors regarding the certification requirements for such non-United States holders.

Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest if the interest income is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-United States holder delivers IRS Form W-8ECI (or successor form) to the payor.

Interest income of a non-United States holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

Sale, exchange or redemption of the notes

A non-United States holder of a note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption or other disposition of the notes unless:

•	the gain is effectively connected with a United States trade or business of the non-United States holder (and, if required by an applicable treaty, is attributable to a United States permanent establishment);

•	in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	the non-United States holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

If gain is described in the first bullet point above, a non-United States holder generally will be subject to United States federal income tax on the net gain derived from the sale in the same manner as a United States holder. Any such effectively connected gain received by a corporate non-United States holder may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). A non-United States holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses. We encourage such holders (as well as United States expatriates) to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes.

Certain United States federal estate tax considerations for non-United States holders

A note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that that holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder’s death, payments with respect to that note would not have been effectively connected with the holder’s conduct of a trade or business within the United States.

Information reporting and backup withholding tax

Except as described below, United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note to a non-United States holder if the holder satisfies the certification and identification requirements described in “Non-United States holders—Payment of Interest” or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any exemption are not, in fact, satisfied.

Generally, the payor reports to the IRS and to each non-United States holder the amount of interest on a note paid to such non-United States holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable United States Treasury Regulations), unless the broker:

•	is a United States person;

•	derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business;

•	is a controlled foreign corporation as to the United States; or

•	is a foreign partnership in which one or more United Sates persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States.

Payment of the proceeds of any sale effected outside the United States by a foreign office of any broker that is described in the bullet points in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note satisfies the certification and identification requirements described in “Non-United States holders—Payment of Interest” or otherwise establishes an exemption (and the broker does not have actual knowledge or reason to know that the owner is a United States person or that the conditions of any exemption are not, in fact, satisfied).

Any amounts withheld from a payment to a non-United States holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the non-United States holder to a refund, provided that the required information is provided to the IRS.

Underwriting

We intend to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement and related pricing agreement (together, the “underwriting agreement”) between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

	Principal amount of	Principal amount of
Underwriter	notes due 2018	notes due 2038

J.P. Morgan Securities Inc.	$	$
Banc of America Securities LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co.
Greenwich Capital Markets, Inc.

Total	$	$

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes due 2018 and     % of the principal amount of the notes due 2038. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of     % of the principal amount of the notes due 2018 and     % of the principal amount of the notes due 2038. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us.

New issue of notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and short positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, the underwriters or their respective affiliates have been or are lenders under one or more of our credit facilities or are dealers for our commercial paper program.

This offering is being conducted pursuant to Conduct Rule 2710(h) of the Financial Industry Regulatory Authority.

Legal matters

Joseph W. Schmidt, Esq., our Vice President, General Counsel and Secretary, will pass upon the validity of the notes for us. Simpson Thacher & Bartlett LLP will pass upon the validity of the notes for the underwriters.

Experts

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.